AMN Healthcare Announces Second Quarter 2011 Results

SAN DIEGO, Aug. 4, 2011 /PRNewswire/ -- AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the second quarter of 2011. Financial highlights are as follows:

(Dollars in millions, except per share amounts)

	Q2 2011	% Chg Q2 2010	% Chg Q1 2011	YTD June 30, 2011	% Chg June 30, 2010
Revenue	$234.5	57%	2%	$463.9	59%
Gross Profit	$65.0	58%	(4%)	$132.9	64%
Net Income	$0.8	NM	(64%)	$3.1	235%
Earnings per Diluted Share	$0.02	NM	(60%)	$0.07	133%
Adjusted EBITDA*	$15.3	57%	(16%)	$33.5	66%
Adjusted EPS*	$0.03	50%	(57%)	$0.10	100%

* See notes (2) and (3) under "Supplemental Financial and Operating Data" for a reconciliation of non-GAAP items.
NM – Not meaningful

Key business highlights for the second quarter are as follows:

  In our temporary staffing segments, revenues were up sequentially and demand continues to rise.
  Revenues for our largest segment, Nurse and Allied Staffing, were up 4% sequentially, due primarily to a 5% sequential and 36% year-over-year pro forma increase in travel nurse staffing.
  Selling, general and administrative ("SG&A") expenses were flat versus prior quarter, an improvement as a percentage of revenues of 70 bps sequentially and 80 bps year-over-year.
  Our momentum in winning new managed services program (MSP) contracts continues, with 30 new MSP clients added during the last 12 months representing approximately $75 million in annualized gross spend under management.

"We continue to experience a steady market recovery, as represented by a fifth consecutive quarter of sequential, consolidated revenue growth. This performance has been driven primarily by the overall health and improvement in the travel nursing business, as well as the continued addition of new clients who have chosen AMN Healthcare as their MSP partner," said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. "We are also experiencing the performance improvement and cost savings benefits from the Medfinders acquisition, which we closed almost a year ago."

Second Quarter 2011 Results

For the second quarter of 2011, consolidated revenue was $235 million, which represented an increase of 2% from prior quarter and 57% from the same quarter last year. Second quarter revenue for the Nurse and Allied Healthcare Staffing segment was $140 million, an increase of 4% sequentially and 85% from the same quarter last year. The Locum Tenens Staffing segment generated revenue of $71 million, an increase of 1% sequentially and 9% from the same quarter last year. Second quarter Physician Permanent Placement Services segment revenue was $9 million, a decrease of 13% sequentially and an increase of 14% from the same quarter last year. This sequential decline was due primarily to the adoption of a new revenue recognition standard in the first quarter. Second quarter revenue for the Home Healthcare Services segment, which was added in the third quarter of 2010 through the Medfinders acquisition, was $14 million, an increase of 2% from the prior quarter.

Gross margin in the second quarter of 2011 was 27.7%, a decrease of 190 bps compared to the previous quarter and an increase of 10 bps from the same quarter last year. The sequential decrease was due primarily to a first quarter $1.9 million actuarial-based workers compensation benefit and the new revenue recognition standard mentioned previously.

SG&A expenses as a percentage of revenue for the second quarter were 22.4%, compared to 23.1% in the prior quarter and 23.2% in the same quarter last year. The decrease was due to the leveraging of an improved cost infrastructure and acquisition synergies. Included in SG&A expenses in the second quarter were $1.2 million of integration-related expenses. Without the integration costs, SG&A expenses were 21.9% of revenues.

Second quarter 2011 GAAP earnings per diluted share was $0.02. Adjusted earnings per share was $0.03 excluding integration-related costs.

As of June 30, 2011, cash and cash equivalents totaled $8 million, and total debt outstanding, net of discount, was $216 million.

Business Trends and Outlook

Going into the third quarter of 2011, the Nurse and Allied Healthcare Staffing segment continues to experience positive momentum overall with 2% to 4% sequential revenue growth anticipated. This is being led by an expected increase in travel nurse volumes of at least 30% above prior year pro forma levels. The Locum Tenens Staffing segment is expected to show a sequential improvement of 3% to 5% in third quarter revenues. Physician Permanent Placement Services segment revenues are anticipated to remain stable sequentially. The Home Healthcare Services segment revenues are expected to be up 1% to 3% from the prior quarter. On a consolidated basis, third quarter revenues are expected to be between $241 million and $245 million. Gross margin is anticipated to be between 27.0% and 27.5%. SG&A expenses are expected to be approximately 22% of revenues.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation's largest provider of comprehensive healthcare staffing and workforce solutions. As the leading provider of travel nurse, per diem (local) nurse, allied and locum tenens (temporary physician) staffing and physician permanent placement services, AMN Healthcare recruits and places healthcare professionals on assignments of variable lengths and in permanent positions with clients throughout the United States. AMN Healthcare is also the nation's largest provider of clinical staffing managed services programs and recruitment process outsourcing solutions. Settings staffed include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups, and a host of other healthcare settings. AMN Healthcare also provides home healthcare services in select regions. For more information, visit http://www.amnhealthcare.com.

Conference Call on August 4, 2011

AMN Healthcare Services, Inc.'s second quarter 2011 conference call will be held on Thursday, August 4, 2011, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare's website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1074 in the U.S. or (612) 234-9959 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company's website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on August 4, 2011, and can be accessed until 11:59 p.m. Eastern Time on August 25, 2011, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 209060.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP"), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the company's website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding third quarter revenue, revenue growth, gross margin, SG&A, travel nurse volumes and the achievement of improved operating leverage. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2010 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

AMN Healthcare Services, Inc. Condensed Consolidated Statements of Operations (dollars in thousands, except per share amounts) (unaudited)
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010

Revenue	$ 234,537	$ 149,282	$ 229,402	$ 463,939	$ 292,576
Cost of revenue	169,550	108,111	161,524	331,074	211,361
Gross profit	64,987	41,171	67,878	132,865	81,215
	27.7%	27.6%	29.6%	28.6%	27.8%
Operating expenses:
Selling, general and administrative	52,646	34,594	52,942	105,588	66,544
	22.4%	23.2%	23.1%	22.8%	22.7%
Depreciation and amortization	4,119	3,163	4,465	8,584	6,461

Total operating expenses	56,765	37,757	57,407	114,172	73,005
Income from operations	8,222	3,414	10,471	18,693	8,210

Interest expense, net	5,589	2,583	5,511	11,100	5,220
Income before income taxes	2,633	831	4,960	7,593	2,990
Income tax expense	1,820	694	2,704	4,524	2,073
Net income	$ 813	$ 137	$ 2,256	$ 3,069	$ 917

Net income per common share:
Basic	$ 0.02	$ 0.00	$ 0.05	$ 0.07	$ 0.03
Diluted	$ 0.02	$ 0.00	$ 0.05	$ 0.07	$ 0.03

Weighted average common shares outstanding:
Basic	39,629	32,760	39,240	39,436	32,696
Diluted	45,981	33,566	45,842	45,912	33,519

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010
Revenue
Nurse and allied healthcare staffing	$140,029	$75,605	$134,774	$274,803	$150,796
Locum tenens staffing	71,098	65,349	70,189	141,287	125,737
Physician permanent placement services	9,475	8,328	10,842	20,317	16,043
Home healthcare services	13,935	-	13,597	27,532	-
	$234,537	$149,282	$229,402	$463,939	$292,576

Reconciliation of Non-GAAP Items:

Segment Operating Income(1)
Nurse and allied healthcare staffing	$14,420	$7,250	$15,119	$29,539	$15,984
Locum tenens staffing	5,465	6,399	6,011	11,476	11,870
Physician permanent placement services	2,511	1,978	3,817	6,328	3,944
Home healthcare services	365	-	963	1,328	-
	22,761	15,627	25,910	48,671	31,798
Unallocated corporate overhead	7,506	5,916	7,694	15,200	11,644
Adjusted EBITDA(2)	15,255	9,711	18,216	33,471	20,154

Depreciation and amortization	4,119	3,163	4,465	8,584	6,461
Stock-based compensation	1,723	2,040	1,989	3,712	4,389
Acquisition related costs	1,191	1,094	1,291	2,482	1,094
Interest expense, net	5,589	2,583	5,511	11,100	5,220
Income before income taxes	2,633	831	4,960	7,593	2,990
Income tax expense	1,820	694	2,704	4,524	2,073
Net income	$813	$137	$2,256	$3,069	$917

GAAP based diluted net income per share (EPS)	$0.02	$-	$0.05	$0.07	$0.03
Adjustments:
Acquisition related costs	0.01	0.02	0.02	0.03	0.02
Adjusted diluted earnings per share (3)	$0.03	$0.02	$0.07	$0.10	$0.05

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010
Gross Margin
Nurse and allied healthcare staffing	25.8%	25.5%	27.5%	26.6%	25.9%
Locum tenens staffing	25.5%	26.2%	26.2%	25.8%	26.2%
Physician permanent placement services	62.4%	56.9%	66.7%	64.7%	57.4%
Home healthcare services	34.5%	-	38.1%	36.3%	-

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (4)(7)	5,161	2,475	5,054	5,108	2,490
Revenue per traveler per day(5)(7)	$298.16	$335.65	$293.30	$297.23	$334.59
Gross profit per traveler per day(5)(7)	$76.95	$85.66	$81.51	$79.19	$86.67

Locum tenens staffing
Days filled (6)	50,833	46,456	49,461	100,294	89,521
Revenue per day filled(6)	$1,398.66	$1,406.66	$1,419.08	$1,408.73	$1,404.55
Gross profit per day filled(6)	$356.38	$368.89	$372.03	$364.10	$368.02

(1) Segment Operating Income represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization, unallocated corporate overhead, and stock-based compensation expense. Management believes that Segment Operating Income is an industry wide financial measure that is useful both to management and investors when evaluating the company's performance. Management also uses Segment Operating Income for planning purposes. Segment Operating Income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.

(2) Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the company's performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company's performance because it believes that adjusted EBITDA provides an effective measure of the company's results, as it excludes certain items that management believes are not indicative of the company's operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company's operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(3) Adjusted EPS represents GAAP EPS excluding the impact of acquisition related costs. Management presents adjusted EPS because it believes that adjusted EPS is a useful supplement to diluted net income per share as an indicator of operating performance. Management believes such a measure provides a picture of the company's results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). As defined, adjusted EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EPS are not indicative of the company's operating performance, these items do impact the income statement, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.

(4) Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(5) Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company's nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(6) Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company's locum tenens staffing segment divided by days filled for the period presented.

(7) For the three months ended March 31, 2011, the Company revised its previously reported average travelers on assignment for the nurse and allied healthcare staffing segment. As a result, the revenue per traveler per day and gross profit per traveler per day for the same period were also revised.

AMN Healthcare Services, Inc. Condensed Consolidated Balance Sheets (in thousands) (unaudited)
	June 30,	March 31,	December 31,
	2011	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 7,924	$ 3,934	$ 1,883
Accounts receivable, net	138,954	137,634	127,464
Accounts receivable, subcontractor	15,702	15,824	17,082
Prepaid expenses	7,382	9,334	6,969
Income taxes receivable	2,014	3,271	3,760
Deferred income taxes, net	18,701	18,692	20,170
Other current assets	2,798	2,293	1,933
Total current assets	193,475	190,982	179,261
Restricted cash and cash equivalents	18,242	20,961	20,961
Fixed assets, net	19,231	20,797	21,777
Deposits and other assets	19,656	19,834	20,116
Deferred income taxes, net	243	243	243
Goodwill	154,485	154,485	154,176
Intangible assets, net	161,948	163,734	165,576

Total assets	$ 567,280	$ 571,036	$ 562,110

Liabilities and stockholders' equity
Current liabilities:
Bank overdraft	$ 4,190	$ 3,550	$ 4,463
Accounts payable and accrued expenses	42,930	46,682	45,867
Accrued compensation and benefits	45,912	45,760	38,060
Revolving credit facility	5,000	2,300	—
Current portion of notes payable	18,500	16,187	13,875
Deferred revenue	3,586	4,845	7,191
Other current liabilities	7,241	7,626	8,437
Total current liabilities	127,359	126,950	117,893

Notes payable, less current portion and discount	192,328	196,572	200,811
Other long-term liabilities	61,922	62,313	61,575
Total liabilities	381,609	385,835	380,279

Preferred Stock	27,720	28,168	28,376
Stockholders' equity	157,951	157,033	153,455

Total liabilities and stockholders' equity	$ 567,280	$ 571,036	$ 562,110

AMN Healthcare Services, Inc. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010

Net cash provided by operating activities	$ 2,354	$ 6,546	$ 5,564	$ 7,918	$ 18,261

Net cash provided by (used in) investing activities	1,955	462	(1,687)	268	(206)

Net cash used in financing activities	(318)	(2,211)	(1,825)	(2,143)	(3,747)

Effect of exchange rates on cash	(1)	4	(1)	(2)	7

Net increase in cash and cash equivalents	3,990	4,801	2,051	6,041	14,315

Cash and cash equivalents at beginning of period	3,934	36,567	1,883	1,883	27,053

Cash and cash equivalents at end of period	$ 7,924	$ 41,368	$ 3,934	$ 7,924	$ 41,368